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                                                    REGISTRATION NO. 333-132200
                                                     REGISTRATION NO. 811-04335
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-6
                            REGISTRATION STATEMENT
                                     UNDER
                        THE SECURITIES ACT OF 1933      [X]
                       PRE-EFFECTIVE AMENDMENT NO.      [_]
                     POST-EFFECTIVE AMENDMENT NO. 18    [X]
                                  AND/OR
                          REGISTRATION STATEMENT
                                  UNDER
                    THE INVESTMENT COMPANY ACT OF 1940  [X]
                            AMENDMENT NO. 145           [X]
                       (CHECK APPROPRIATE BOX OR BOXES)

                               -----------------

                              SEPARATE ACCOUNT FP
                                      OF
                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (EXACT NAME OF REGISTRANT)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
       DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

================================================================================

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                               EXPLANATORY NOTE

   This Post-Effective Amendment No. 18 ("PEA") to the Form N-6 Registration Statement No. 333-132200 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account FP is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 26(n)(1) of Part C of the Registration Statement on Form N-6 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

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                                    PART C

                               OTHER INFORMATION

Item 26. The PEA does not amend or delete the currently effective Prospectus or Statement of Additional Information or supplements to the Prospectus, or any other part of the Registration Statement except as specifically noted herein. (Parts A, B and C of Post-Effective Amendment Nos. 16 and 17 to the Form N-6 Registration Statement (File No. 333-132200), filed with the Commission on April 21, 2017 and on December 21, 2017, respectively, are incorporated by reference.)

(n)      Other Opinions.

              (1)    Consent of PricewaterhouseCoopers LLP, filed herewith.

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                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf in the City and State of New York, on the 11th day of April, 2018.

                            SEPARATE ACCOUNT FP OF AXA EQUITABLE LIFE
                            INSURANCE COMPANY (REGISTRANT)

                            By:  AXA EQUITABLE LIFE INSURANCE COMPANY
                                                 (DEPOSITOR)

                            By:  /s/ Shane Daly
                                 ----------------------------------------------
                                 Shane Daly
                                 Vice President and Associate General Counsel

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                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on the 11th day of April, 2018.

                               AXA EQUITABLE LIFE INSURANCE COMPANY
                               (DEPOSITOR)

                               By:  /s/ Shane Daly
                                    --------------------------------------------
                                    Shane Daly
                                    Vice President and Associate General Counsel

       Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                            Chairman of the Board, Chief
                                         Executive Officer, Director and
                                         President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom                     Senior Executive Director and Chief
                                         Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan                        Executive Director, Chief Accounting
                                         Officer and Controller

*DIRECTORS:

Barbara Fallon-Walsh         Mark Pearson
Daniel G. Kaye               Bertram Scott
Kristi A. Matus              Thomas Buberl
Ramon de Oliveira            George Stansfield
                             Richard C. Vaughan

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      April 11, 2018

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                                 EXHIBIT INDEX

 EXHIBIT NO.                                                        TAG VALUE
 -----------                                                        ---------

  26(n)(1)    Consent of PricewaterhouseCoopers LLP                 EX-99.26n1